Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

TY AM Group (Holdings) Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value $0.00000625 each	(1)	457(o)		$	$8,000,000.00	0.0001381	$1,104.80
Fees to be Paid	Equity	Ordinary shares, par value $0.00000625 each	(2)	457(o)		$	$1,200,000.00	0.0001381	$165.72

Total Offering Amounts:							$9,200,000.00		1,270.52
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$1,270.52

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Offering Note(s)

(1)	Includes Ordinary shares that may be purchased by the underwriter pursuant to their over-allotment option.

Pursuant to Rule 416 under the Securities Act, we are also registering an indeterminate number of additional Class Ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act, assuming the sale of the maximum number of shares at the highest expected offering price.
(2)	Includes Ordinary shares that may be purchased by the underwriter pursuant to their over-allotment option.

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act, assuming the sale of the maximum number of shares at the highest expected offering price.